ParkerVision Closes Sales of Common Stock

Jacksonville, Fla., December 23, 2015 – ParkerVision, Inc. (Nasdaq: PRKR) (“ParkerVision”) a developer and marketer of semiconductor technology solutions for wireless applications, today announced the closing of its previously announced sales, in a private placement transaction, of 10,859,023 shares of its common stock at a price of $0.19 per share to accredited investors and of 208,333 shares of its common stock at a price of $0.24 to a member of its Board of Directors.

The sales of the shares generated total gross proceeds of approximately $2.1 million.

This press release does not constitute an offer to sell or the solicitation of an offer to buy shares of ParkerVision’s common stock, nor shall there be any sale of common stock in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About ParkerVision

ParkerVision, Inc. designs, develops and markets its proprietary radio-frequency (RF) technologies, which enable advanced wireless solutions for current and next generation communications networks. Protected by a highly-regarded, worldwide patent portfolio, the Company’s solutions for wireless transfer of RF waveforms address the needs of a broad range of wirelessly connected devices for high levels of RF performance coupled with best-in-class power consumption.  For more information please visit www.parkervision.com.  (PRKR-G).

Safe Harbor Statement

This press release contains forward-looking information.  Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the ParkerVision’s SEC reports, including its Form 10-K for the year ended December 31, 2014 and its Form 10-Qs for the quarters ended March 31, June 30, and September 30, 2015. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Contact:

Cindy Poehlman		Don Markley
Chief Financial Officer	or	The Piacente Group
ParkerVision, Inc.		212-481-2050
904-732-6100		parkervision@tpg-ir.com
cpoehlman@parkervision.com

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